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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
New York Bagel Enterprises, Inc.:

    We consent to the use of our reports relating to the combined balance sheets of New York Bagel Enterprises, Inc. as of December 31, 1994 and 1995, and the related combined statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1995, the statements of operations, stockholder's equity and cash flows of Nashville Bagel Co., Inc. for each of the years in the three-year period ended June 30, 1995 and for the period from July 1, 1995 through December 14, 1995, and the statements of operations, stockholders' deficit, and cash flows of Central & Ridge Yogurt, Inc. for the year ended December 31, 1995, included herein and to the references to our firm under the headings "Selected Combined Financial Data" and "Experts" in the prospectus.

    Our report relating to our audits of Nashville Bagel Co., Inc. refers to a change in the method of accounting for income taxes in 1994.


                                                /s/ KPMG PEAT MARWICK LLP


                                                  KPMG Peat Marwick LLP


Wichita, Kansas
July 26, 1996